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Exhibit 99.4

FORM OF
BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS
CONTRAVIR PHARMACEUTICALS, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights Distributed to Stockholders and Holders of Participating Warrants of ContraVir Pharmaceuticals, Inc

[    •    ], 2018

To our Clients:

        This letter is being distributed to our clients who are holders of ContraVir Pharmaceuticals, Inc (the "Company") common stock, $0.0001 par value per share (the "Common Stock") or of outstanding warrants issued in October 2015, April 2016 and April 2017 (the "Participating Warrants"), as of 5:00 p.m., Eastern Time, on June 14, 2018, the record date, in connection with a distribution in a rights offering of non-transferable subscription rights to subscribe for and purchase units. Each unit entitles the holder to one share of the Company's Series C Convertible Preferred Stock, $0.0001 par value per share, and 323 warrants. Each warrant will be exercisable for one share of Common Stock. The subscription rights and units are described in the prospectus dated [    •    ], 2018 (a copy of which accompanies this notice).

        Pursuant to the rights offering, the Company is issuing subscription rights to subscribe for up to 20,000 units on the terms and subject to the conditions described in the prospectus, at a subscription price of $1,000 per unit.

        The subscription rights may be exercised at any time during the subscription period, which commences on June 15, 2018 and ends at 5:00 p.m., Eastern Time, on June 28, 2018, the expiration date, unless extended by the Company in its sole discretion.

        As described in the prospectus, holders will receive one subscription right for every share of Common Stock owned on the record date, evidenced by non-transferable subscription rights certificates. Each subscription right entitles the holder to purchase one unit at the subscription price, which we refer to as the basic subscription right.

        Based on             shares of Common Stock outstanding as of                  , 2018, and             shares of Common Stock issuable upon exercise of Participating Warrants, we would grant subscription rights to acquire         units but will only accept subscriptions for 20,000 units. Accordingly, sufficient units may not be available to honor your subscription in full. If exercises of basic subscription rights exceed the number of units available in the rights offering, we will allocate the available units pro-rata among the record holders exercising the basic subscription rights in proportion to the number of shares of our Common Stock each of those record holders owned on the record date (including shares issuable upon exercise of Participating Warrants), relative to the number of shares owned on the record date by all record holders exercising the over-subscription privilege. If this pro-rata allocation results in any record holders receiving a greater number of units than the record holder subscribed for pursuant to the exercise of the basic subscription rights, then such record holder will be allocated only that number of units for which the record holder subscribed, and the remaining units will be allocated among all other record holders exercising their basic subscription rights on the same pro rata basis described above. The proration process will be repeated until all units have been allocated. If for any reason the amount of units allocated to you is less than you have subscribed for, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

        The Company will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole unit. Any excess subscription payment received by the subscription agent will be returned, without interest or penalty, within 10 business days following the expiration of the offering.

        Enclosed are copies of the following documents:

          1.     Prospectus

          2.     Form of Beneficial Owner Election Form

          3.     Instructions As to Use of subscription rights Certificates

        THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request instructions as to whether you wish us to elect to subscribe for any units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus and other materials. However, we urge you to read the prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at 5:00 p.m., Eastern Time, on the expiration date. You are encouraged to forward your instructions to us before the expiration date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a subscription right.

        If you wish to have us, on your behalf, exercise the subscription rights for any units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO PHILADELPHIA STOCK TRANSFER, INC. THE INFORMATION AGENT, TOLL-FREE AT (484) 416-3124.

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  Exhibit 99.4
FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS CONTRAVIR PHARMACEUTICALS, INC.